Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (the “Registration Statement”) of Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), of information contained in our reserve report that is summarized as of December 31, 2008 in our summary letter dated March 10, 2009, relating to the oil and gas reserves and revenue, as of December 31, 2008, of certain interests of the Company.

We hereby consent to all references to such reports, letters and/or to this firm in the Registration Statement and each Prospectus to which the Registration Statement relates, and further consent to our being named as an expert in the Registration Statement and each Prospectus to which the Registration Statement relates.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

TBPE Firm License No. F-1580

Houston, Texas

October 21, 2009